Exhibit 99.1

ASTERO BIO CORPORATION

FINANCIAL STATEMENTS

DECEMBER 31, 2018

CONTENTS

Page

INDEPENDENT AUDITORS' REPORT	1

FINANCIAL STATEMENTS

BALANCE SHEET	2
STATEMENT OF OPERATIONS	3
STATEMENT OF STOCKHOLDERS' EQUITY	4
STATEMENT OF CASH FLOWS	5
NOTES TO FINANCIAL STATEMENTS	6 - 11

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders

Astero Bio Corporation

We have audited the accompanying financial statements of Astero Bio Corporation, which comprise the balance sheet as of December 31, 2018, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibilities for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Astero Bio Corporation as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States.

Other Matter – Subsequent Event

As discussed in Note 1 to the financial statements, on April 1, 2019, the Company was acquired by BioLife Solutions, Inc. (“BioLife”). Our opinion is not modified with respect to that matter.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

June 14, 2019

ASTERO BIO CORPORATION

BALANCE SHEET

December 31, 2018

ASSETS

Current Assets
Cash and cash equivalents	$165,362
Accounts receivable, net of allowance for doubtful accounts of $10,000	160,178
Inventories	214,792
Other assets	19,878

Total current assets	560,210

Intangible Assets, net	4,492,644

Total assets	$5,052,854

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$35,073
Accrued compensation	53,825
Deferred revenue	159,951

Total current liabilities	248,849

Stockholders' Equity
Preferred stock, $0.001 par value; 6,154,167 shares authorized
Founders convertible preferred stock; 900,000 shares designated, issued, and outstanding	900
Series A convertible preferred stock; 3,833,334 shares designated; 3,625,001 shares issued and outstanding; aggregate liquidation preference of $4,350,001	3,625
Junior Series A-1 convertible preferred stock; 1,420,833 shares designated, issued, and outstanding; aggregate liquidation preference of $1,705,000	1,421
Common stock, $0.001 par value; 12,000,000 shares authorized; 4,039,999 shares issued and outstanding	4,040
Additional paid-in capital	6,090,482
Accumulated deficit	(1,296,463)

Total stockholders' equity	4,804,005

Total liabilities and stockholders' equity	$5,052,854

See Notes to Financial Statements

ASTERO BIO CORPORATION

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2018

Revenue	$607,735
Cost of goods sold	350,937

Gross profit	256,798

Operating Expenses
Research and development	862,079
General and administrative	490,558
Sales and marketing	195,607

Total operating expenses	1,548,244

Loss from operations	(1,291,446)

Interest Expense	(5,017)

Net loss	$(1,296,463)

See Notes to Financial Statements

ASTERO BIO CORPORATION

STATEMENT OF STOCKHOLDERS' EQUITY

For the Year Ended December 31, 2018

	Founders Preferred Stock		Series A Preferred Stock		Junior Series A-1 Preferred Stock		Common Stock		Additional		Total
	Number		Number		Number		Number		Paid-In	Accumulated	Stockholders'
	of Shares	Amount	of Shares	Amount	of Shares	Amount	of Shares	Amount	Capital	Deficit	Equity
Balances as of December 31, 2017	-	$-	-	$-	-	$-	-	$-	$-	$-	$-
Issuance of stock to founders for nominal consideration	900,000	900		-		-	3,600,000	3,600	(4,500)		-
Common stock issued for cash				-		-	25,000	25			25
Preferred stock issued for cash, net of stock issuance costs of $37,557			625,001	625		-		-	711,819		712,444
Preferred stock issued in exchange for assets (see Note 2)			2,745,833	2,746	1,420,833	1,421		-	4,995,832		4,999,999
Restricted stock issued for services				-			414,999	415	82,585		83,000
Preferred stock issued on conversion of note payable and accrued interest			254,167	254					304,746		305,000
Net loss										(1,296,463)	(1,296,463)
Balances as of December 31, 2018	900,000	$900	3,625,001	$3,625	1,420,833	$1,421	4,039,999	$4,040	$6,090,482	$(1,296,463)	$4,804,005

See Notes to Financial Statements

ASTERO BIO CORPORATION

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2018

Cash Flows From Operating Activities
Net loss	$(1,296,463)
Adjustments to reconcile net loss to net cash flows used in operating activities
Depreciation of equipment and furniture	8,650
Stock compensation expense from restricted stock issued for services	83,000
Amortization of intangible assets	216,335
Interest accrued and converted to preferred stock	5,000
Changes in operating assets and liabilities
Accounts receivable	(160,178)
Inventories	134,013
Other assets	(19,878)
Accounts payable	35,073
Accrued compensation	53,825
Deferred revenue	159,951

Net cash flows used in operating activities	(780,672)

Cash Flows From Investing Activity
Purchases of intangible assets	(66,435)

Cash Flows From Financing Activities
Proceeds from issuance of preferred stock	750,001
Proceeds from issuance of common stock	25
Proceeds from issuance of debt	300,000
Payment of stock issuance costs	(37,557)

Net cash flows provided by financing activities	1,012,469

Net change in cash and cash equivalents	165,362

Cash and Cash Equivalents, beginning of year	-

Cash and Cash Equivalents, end of year	$165,362

Noncash Investing and Financing Activities:

Preferred stock issued in exchange for assets (see Note 2)	$4,999,999

Conversion of note payable and accrued interest to preferred stock	$305,000

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

Note 1. Nature of Operations and Significant Accounting Policies

Nature of Operations

Astero Bio Corporation ("the Company") was formed in late 2017, but did not have any operations until 2018. The Company is an innovator in the design, development and commercialization of novel automated thawing devices for cell and gene therapies. The Company’s ThawSTAR® Automated Cell Thawing Systems are designed to replace uncontrolled and highly variable manual methods, de-risking the therapeutic cell thawing process and optimizing cell efficacy. ThawSTAR® systems optimize cell thawing using a customizable algorithm for each unique cell therapy product and protocol. These systems, combined with the Company’s ultra-low temperature cold storage and transport solutions, advance the physical management of biologics by providing safe, controlled and scalable processing of temperature-sensitive samples and products.

Subsequent Acquisition

On April 1, 2019, the Company was acquired by BioLife Solutions, Inc. (“BioLife”). The shareholders of the Company sold all equity ownership of the Company to BioLife for cash consideration and the Company was merged into BioLife.

Basis of Presentation

These financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid short-term investments with original maturities from the date of purchase of three months or less to be cash equivalents. From time to time, the Company has cash and cash equivalent balances in excess of federally insured limits.

Accounts Receivable

Accounts receivable are stated at their net realizable amount and consist of amounts due from customers. The Company uses the allowance method for recognizing bad debts. When an account is deemed uncollectible, it is written off against the allowance. The Company generally does not charge interest or require collateral for its receivables.

At December 31, 2018, amounts due from three customers comprised 62% of net accounts receivable.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in first-out (FIFO) method. At December 31, 2018, all inventory is finished goods inventory.

Intangible Assets

Intangible assets consist of acquired patents and trademarks (see Note 2) and costs incurred in developing patents. The Company initially records intangible assets at their fair value on the date of acquisition for acquired intangibles or cost if related to patent development and then amortizes them using the straight-line method over the estimated useful lives of the assets, ranging from 10 to 15 years.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount to the future net cash flows that the assets are expected to generate. If said assets are considered to be impaired, the impairment that would be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. There have been no such impairments of long-lived assets to date.

Revenue Recognition

The Company generates revenue primarily from the sales of products. Revenue from the sales of products, including shipping and handling charges billed to customers, is recognized when title and risk of loss pass to customers which is generally upon either shipment of product or receipt by the customer, depending on the specific shipment terms. Shipping and handling costs are classified as part of cost of goods sold in the statement of operations.

Revenue from two customers accounted for 47% of total revenue during the year ended December 31, 2018.

Warranty Claims

The Company provides for a standard warranty on products sold. The Company records a liability for potential warranty claims for product malfunctions. The liability is management’s best estimate of potential costs related to future claims. Based on management’s determination of the likelihood of potential costs related to warranty claims on products sold through December 31, 2018, no warranty liability was determined to be necessary and none is recorded at December 31, 2018.

Research and Development

Costs incurred in research and development activities are generally expensed as incurred.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 2018, was $28,392, which is included in sales and marketing expenses in the statement of operations.

Stock-Based Compensation

The Company accounts for stock-based awards based on the fair value of the stock-based award on the date of grant. The fair value of the stock-based award is recognized to expense over the requisite service period (typically the vesting period) with forfeitures recognized when they occur.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be utilized against future taxable income. The Company evaluates its uncertain income tax positions and may record a liability for any unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in an income tax return. No liability has been recorded for uncertain tax positions or related interest or penalties at December 31, 2018.

Note 2. Asset Acquisition

In July 2018, the Company completed the acquisition of tangible and intangible assets from a company in exchange for 2,745,833 shares of Series A preferred stock and 1,420,833 shares of Junior Series A-1 preferred stock. The assets acquired relate to the ThawSTAR® product line. The transaction was recorded based on the fair value of the preferred stock issued of $4,999,999 as its’ fair value was more clearly evident than the fair value of the assets acquired (the fair value of the preferred stock was based on the price paid in cash for preferred stock). The assets acquired and their initial recorded value at the acquisition date are as follows:

Acquired technology	$4,106,427
Trademarks	536,117
Inventory	348,805
Equipment and furniture	8,650
$4,999,999

Note 3. Intangible Assets

Intangible assets consist of the following at December 31, 2018:

		Remaining
		Useful Life
Acquired and other developed technology	$4,172,862	14.3 years
Trademarks	536,117	9.3 years
	4,708,979
Accumulated amortization	(216,335)
	$4,492,644

Estimated future amortization expense for intangible assets is as follows for years ending December 31:

2019	$327,000
2020	327,000
2021	327,000
2022	327,000
2023	327,000
Thereafter	2,857,644
$4,492,644

Note 4. Stockholders' Equity

Founders’ Stock

In January 2018, the Company issued 900,000 shares of Founders Preferred Stock and 3,600,000 shares of common stock to the three founders of the Company in exchange for the assets contributed to the Company. The fair value of assets contributed and related shares of common and preferred stock were deemed to be immaterial and thus, no amounts are recorded in these financial statements for the issuance of stock.

Convertible Preferred Stock

Conversion. Shares of Founders, Series A, and Junior Series A-1 preferred stock are convertible into shares of common stock at the option of the holder at a ratio equal to the original issue price divided by the conversion price. The original issue price and the conversion price were initially the same for Founders, Series A, and Junior Series A-1 preferred stock at $1.20 per share. The conversion price is subject to adjustment as described in the Company’s Certificate of Incorporation. In addition, each share of preferred stock will automatically be converted into shares of common stock upon the earlier of (1) the closing of a public offering for common stock, as defined in the Company’s Certificate of Incorporation, or (2) upon the occurrence of a vote of the holders of a majority of the outstanding shares of preferred stock.

Redemption. Shares of Series A and Junior Series A-1 preferred stock are redeemable on or after July 1, 2023, at the option of the holders of the shares of Series A and Junior Series A-1 preferred stock. The redemption price will be equal to the greater of (1) the original issue price, plus any dividends accrued or declared but unpaid, of the preferred stock, or (2) the fair market value (determined in the manner set forth in the Company’s Certificate of Incorporation) of the preferred stock as of the date of the Company’s receipt of the written notice requesting redemption of the preferred stock. Such redemption shall be made in one lump sum payment within six months after receipt by the Company of the redemption request

Liquidation. In the event of liquidation, dissolution, or winding up of the Company, (i) Series A preferred stockholders are entitled to preferential payment equal to the amount of the original issue price, plus any dividends declared but unpaid, before any payment shall be made to the holders of Junior Series A-1 preferred stock, Founders preferred stock or common stock, and (ii) Junior Series A-1 preferred stockholders are entitled to preferential payment equal to the amount of the original issue price, plus any dividends declared but unpaid, before any payment shall be made to the holders of Founders preferred stock or common stock Upon liquidation and payment of the full amount to the Series A and Junior Series A-1 preferred stockholders, distribution of the remaining assets of the Company would be pro rata to the preferred and common shareholders based on an as-converted to common stock basis. If there are insufficient funds to pay the preferential amount to the holders of the Series A and Junior Series A-1 preferred stock in full, then amounts available will be distributed ratably to the holders of the Series A and Junior Series A-1 preferred stock in proportion to the preferential amount to which each holder is entitled.

Dividend Provisions. The holders of Series A preferred stock are entitled to receive annual dividends at the rate of 8% of the original issue price per share prior and in preference to any declaration or payment of any dividend on other preferred or common stock. The holders of Junior Series A-1 preferred stock are entitled to receive annual dividends at the rate of 8% of the original issue price per share prior and in preference to any declaration or payment of any dividend on Founders preferred stock or common stock. The right to receive dividends is cumulative and dividends shall accrue from day to day, whether or not declared, but are payable only when and if declared by the Board of Directors of the Company. As of December 31, 2018, no dividends had been declared or paid.

Voting Rights. The holder of each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock can be converted. The holders of Series A and Junior Series A-1 preferred stock are entitled, voting together as a separate series, to elect three directors of the Board of Directors. The holders of common stock are entitled to elect two directors of the Board of Directors. The Series A and Junior Series A-1 preferred stockholders are entitled to certain protective provisions preventing the Company from performing certain actions without the preferred stockholders’ approval.

2018 Stock Plan

The Company has a 2018 Stock Plan ("the Plan") and reserved 475,000 shares of common stock for issuances thereunder. Under the terms of the Plan, the Board of Directors may grant incentive and nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units to employees, directors, and consultants of the Company. At December 31, 2018, the number of shares of common stock available for future grant under the Plan amounted to 60,001.

During the year ended December 31, 2018, the Company granted 414,999 shares of restricted stock to employees as compensation for services rendered. The restricted stock vested in full on grant. The aggregate fair value of these restricted stock awards was $83,000, which represented the estimated fair value of the Company’s common stock on the date that the restricted stock awards were granted. The Company recognized stock compensation expense of $83,000 for these restricted stock awards during the year ended December 31, 2018, and there is no unrecognized stock compensation expense at December 31, 2018.

Note 5. Income Taxes

For the year ended December 31, 2018, the Company did not have any taxable income; therefore, no income tax liability or expense has been recorded in these financial statements. The difference between the taxes at the statutory federal tax rate and no tax provision recorded is primarily due to the full valuation allowance against the Company's net deferred tax asset. The net deferred tax asset at December 31, 2018, amounts to approximately $200,000 and is primarily composed of a tax net operating loss carryforward. The Company has provided a full valuation allowance against the net deferred tax asset, which increased by approximately $200,000 during the year ended December 31, 2018.

At December 31, 2018, the Company has a net operating loss carryforward of approximately $1.0 million which can be carried forward indefinitely. If not used, the net operating losses may be subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under the regulations.

Note 6. Operating Lease

The Company leases its office facility under a lease agreement expiring June 30, 2019. The lease requires monthly payments of $7,378 resulting in future minimum rental payments for the year ending December 31, 2019, of $44,265. Rent expense under this lease for the year ended December 31, 2018, was $60,255, which is included in general and administrative expenses in the statement of operations.

Note 7. Subsequent Events

Subsequent events have been evaluated through the date these financial statements were available to be issued, which was June 14, 2019. Subsequent to year-end, the Company was acquired by BioLife as discussed in Note 1, and also received proceeds of $300,000 from a significant shareholder under promissory notes.